Exhibit 10.1

OREXIGEN THERAPEUTICS, INC.

AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

MARCH 15, 2012

Reference is made to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated February 22, 2010 by and between OREXIGEN THERAPEUTICS, INC. (“Orexigen” or the “Company”) with its principal place of business located at 3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA 92037 and MARK BOOTH (“Executive”), AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated June 14, 2011 (the “First Amendment”), and AMENDMENT NO. 2 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated November 1, 2011 (the “Second Amendment”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement (the “Agreement”);

WHEREAS, the parties desire to supersede and replace in full the First Amendment and the Second Amendment, and to amend certain terms of the Agreement in accordance with the terms hereof (this “Third Amendment”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

1.	Article II, Section 2.1 of the Agreement shall be amended and restated in its entirety as follows:

“Position and Duties. Subject to terms set forth herein, the Company agrees to continue to employ Executive, on either a Part-Time Basis or a Modified Part-Time Basis (as those terms are defined below), in the position of Chief Commercial Officer and Executive hereby accepts such continued employment. Executive shall perform such duties as are customarily associated with the position of Chief Commercial Officer, on either a Part-Time Basis or a Modified Part-Time Basis (as applicable), and such other duties as are assigned to Executive by the Chief Executive Officer and/or President of the Company. Subject to the terms of this Agreement, the Company may change Executive’s duties, responsibilities, title, and reporting relationship at its discretion. During the term of Executive’s continued employment with the Company, and subject to Section 2.2 of the Agreement, effective February 22, 2012, Executive will devote Executive’s best efforts and four (4) days (equal to an eight (8) hour day) per week to the business of the Company (the “Part-Time Basis”); provided that, the Chief Executive Officer and/or President of the Company has the discretion to modify Executive’s Part-Time Basis schedule based on the nature of Executive’s work assignments and the business needs of the Company (the “Modified Part-Time Basis”). Notwithstanding the foregoing, it is agreed and understood that Executive shall be allowed to participate on the boards of directors of two companies and Executive may serve on other boards of directors and provide other consulting and/or business services for other companies during his employment with the Company, with prior written notice given to, and the consent of, the Chief Executive Officer. Executive shall not be required to relocate his principal residence from Lake Forest, Illinois.”

2.	Article III, Section 3.1 of the Agreement shall be amended and restated in its entirety as follows:

“Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $370,000, prorated accordingly to reflect Executive’s Part-Time Basis schedule or Modified Part-Time Basis schedule (as applicable) (the “Amended Base Annual Salary”), less required deductions and withholdings, payable on the regular payroll dates of the Company.”

3.	Article III, Section 3.2 of the Agreement shall be amended and restated in its entirety as follows:

“Annual Bonus. In addition to the Amended Base Annual Salary, during each calendar year Executive will be eligible for an annual performance bonus, equal to up to 50% of the Amended Base Annual Salary then in effect as of the last day of the calendar year to which such Amended Annual Bonus relates, and which is 100% based upon the achievement of Executive’s performance goals and objectives (“Amended Annual Bonus”). The Compensation Committee of the Company’s Board shall determine in its sole discretion whether any such bonus has been earned and, if so, the amount of any such bonus. Executive must be an employee in good standing at the time the Compensation Committee decides to award the Amended Annual Bonus and, if Executive leaves the Company at any time and for any reason prior to such date, he will not be eligible to receive such a bonus or any pro-rata portion of such bonus. Such Amended Annual Bonus shall be evaluated and paid no later than December 31 of the calendar year following the calendar year to which such Amended Annual Bonus relates.”

4.	Article III, Section 3.3 of the Agreement shall be amended and restated in its entirety as follows:

“Vacation and Paid Time Off. Executive shall be entitled to 20 business days of paid vacation each year, accruing on a monthly basis, prorated accordingly to reflect Executive’s Part-Time Basis schedule or Modified Part-Time Basis schedule (as applicable). Executive shall also be entitled to 8 paid holidays each year.”

5.	Article IV, Section 4.2(a) of the Agreement shall be amended and restated in its entirety as follows:

“Cash Severance. The Company shall make a single lump sum severance payment to Executive in an amount equal to $370,000, less required tax withholdings and deductions (the “Severance Payment”). The Severance Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.”

6.	Article IV, Section 4.3(a) of the Agreement shall be amended and restated in its entirety as follows:

“Cash Severance. The Company shall make a single lump sum severance payment to Executive in an amount equal to $370,000, multiplied by one point five (1.5), less required tax withholdings and deductions (the “Change in Control Payment”). The Change in Control Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.”

7.	Article IV, Section 4.4 of the Agreement shall be amended and restated in its entirety as follows:

“Other Compensation and Benefits. If: (i) the Company terminates Executive’s employment for Cause or as a result of his death or disability, or (ii) if Executive resigns his employment at any time, except as a result of a Constructive Termination during the Change in Control Period, then this Agreement shall automatically terminate (except for Article V and Article VII, which shall continue in effect), and upon such termination, the Company shall have no further obligation to Executive, his spouse or estate, except that the Company shall pay to Executive the amount of his Amended Base Annual Salary, and unused vacation pay, accrued to the date of such termination.”

8.	The parties agree that the adjustments in Executive’s duties, responsibilities and level of compensation as detailed in this Second Amendment (the “Employment Adjustments”), do not constitute and/or trigger a “Constructive Termination” as defined in Section 1.6 of the Agreement, and Executive acknowledges and agrees that he is not entitled to or eligible for any benefits (severance related or otherwise) as a result of the Employment Adjustments.

9.	This Third Amendment supersedes and replaces in full the First Amendment and the Second Amendment. This Third Amendment, along with the Agreement, represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter.

10.	This Third Amendment and the rights and obligations of the parties hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

11.	This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

12.	Except for the matters set forth in this Third Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment as of the date set forth above.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael A. Narachi
Name: Michael A. Narachi
Title: President and Chief Executive Officer

Accepted and agreed:

/s/ Mark Booth
MARK BOOTH

[Signature Page to Amendment No. 3 to M. Booth Employment Agreement]